CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 033-53399 on Form N-1A of our report dated August 22, 2017, relating to the financial statements and financial highlights of BlackRock Advantage Global Fund, Inc. (formerly known as BlackRock Global SmallCap Fund, Inc.) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2018